Exhibit 4.1
REGISTRATION RIGHTS AGREEMENT
     THIS REGISTRATION RIGHTS AGREEMENT (“this Agreement”) is entered into as of the 7th day of March, 2008, by and between The Princeton Review, Inc., a Delaware corporation (the “Issuer”), and Alta Colleges, Inc., a Delaware corporation (the “Holder”).
     WHEREAS, this Agreement is made pursuant to the Agreement and Plan of Merger, dated as of February 21, 2008 (the “Merger Agreement”), by and among the Issuer, TPR/TSI Merger Company, Inc., a Colorado corporation (“Merger Sub”), the Holder and Test Services, Inc., a Colorado corporation (the “Company”);
     WHEREAS, pursuant to the Merger Agreement, the Holder received shares (the “Shares”) of the Issuer’s Common Stock, $0.01 par value per share (“Common Stock”), in exchange for the shares of common Stock, $0.01 par value pr share, of the Company held by the Holder prior to the merger of Merger Sub with and into the Company (the “Merger”);
     WHEREAS, in accordance with the Merger Agreement, the Issuer is agreeable to granting the Holder certain rights relating to the registration of the Registrable Securities (as defined below);
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. DEFINITIONS. The following capitalized terms used herein have the following meanings:
     “Agreement” means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.
     “Commission” means the Securities and Exchange Commission, or any other federal agency then administering the Securities Act or the Exchange Act.
     “Common Stock” is defined in the Recitals to this Agreement.
     “Company” is defined in the preamble to this Agreement.
     “Issuer” is defined in the preamble to this Agreement.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.
     “Indemnified Party” is defined in Section 4.3.
     “Indemnifying Party” is defined in Section 4.3.
     “Holder” is defined in the preamble to this Agreement.
     “Holder Indemnified Party” is defined in Section 4.1.
     “Merger Agreement” is defined in the preamble to this Agreement.
     “Merger Sub” is defined in the preamble to this Agreement.
     “Maximum Number of Shares” is defined in Section 2.2.

     “Notices” is defined in Section 5.2.
     “Piggy-Back Registration” is defined in Section 2.1.
     “Register,” “Registered” and “Registration” mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
     “Registrable Securities” means the Shares, together with any securities issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the Shares; provided, that as to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Issuer and subsequent public distribution of them shall not require registration under the Securities Act; or (c) such securities shall have ceased to be outstanding.
     “Registration Statement” means a registration statement filed by the Issuer with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of Common Stock (other than a registration statement on Form S-4 or Form S-8, or any successor forms, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.
     “Shares” is defined in the Recitals to this Agreement.
     “Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.
     2. REGISTRATION RIGHTS.
     2.1 Piggy-Back Registration Rights. For a period of two years after the Closing Date (as defined in the Merger Agreement) if at any time, the Issuer proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Issuer for its own account or for stockholders of the Issuer for their account, other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Issuer’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Issuer or (iv) for a dividend reinvestment plan, then the Issuer shall (x) give written notice of such proposed filing to the Holder as soon as practicable but in no event less than twenty (20) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to the Holder in such notice the opportunity to register the sale of such number of shares of Registrable Securities as have been requested by the Holder in writing within ten (10) days following receipt of such notice (a “Piggy-Back Registration”). The Issuer shall cause such Registrable Securities to be included in such registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of the Issuer and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. If the Holder proposes to distribute its securities through a Piggy-Back Registration that involves an Underwriter or Underwriters, the Holder shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration.
     2.2 Reduction of Offering. If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering advises the Issuer and the Holder in writing that the dollar amount or number of shares of Common Stock which the Issuer desires to sell, taken together with shares of Common Stock, if any, as to which registration has been requested pursuant to written contractual registration rights arrangements with persons other than the Holder hereunder whose registration rights expressly have priority over those of the Holder granted hereunder, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the “Maximum Number of Shares”), then the Issuer shall include in any such registration:
               (a) If the registration is undertaken for the Issuer’s account: (A) first, the shares of Common Stock or other securities that the Issuer desires to sell that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Common Stock or other securities, if any, comprised of Registrable Securities, as to which registration has been requested pursuant to the applicable written contractual piggy-back registration rights of such security holders whose registration rights expressly have priority over those of the Holder that can be sold without exceeding the Maximum Number of Shares, pro rata; and (C) third, to the extent that the Maximum Number of shares has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other securities for the account of the Holder and other persons that the Issuer is obligated to register pursuant to written contractual piggy-back registration rights with such persons and that can be sold without exceeding the Maximum Number of Shares, pro rata;
               (b) If the registration is a “demand” registration undertaken at the demand of persons other than the Holder, (A) first, the shares of Common Stock or other securities for the account of the demanding persons that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Common Stock or other securities that the Issuer desires to sell that can be sold without exceeding the Maximum Number of Shares; (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other securities comprised of Registrable Securities as to which registration has been requested by securities holders whose registration rights expressly have priority over those of the Holder that can be sold without exceeding the Maximum Number of Shares, pro rata; and (D) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other securities for the account of the Holder and other persons that the Issuer is obligated to register pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Shares, pro rata.
          2.3 Superior Registration Rights. The Issuer hereby agrees that, for a period beginning on the Closing Date and ending on the first anniversary of the Closing Date, the Issuer will not grant any third party other than Prides Capital Fund I LP, RGIP, LLC, BCIP Venture Associates-B, BCIP Venture Associates, and Bain Capital Venture Fund 2007, L.P. “piggy-back” registration rights that have priority over those of the Holder.

          2.4 Withdrawal. The Holder may elect to withdraw its request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to the Issuer of such request to withdraw prior to the effectiveness of the Registration Statement. The Issuer (whether on its own determination or as the result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a registration statement at any time prior to the effectiveness of the Registration Statement and shall promptly provide notice to the Holder of such withdrawal. Notwithstanding any such withdrawal, the Issuer shall pay all expenses incurred by the Holder in connection with such Piggy-Back Registration as provided in Section 3.3.
     3. REGISTRATION PROCEDURES.
     3.1 Filings; Information. Whenever the Issuer is required to effect a Piggy-Back Registration pursuant to Section 2, the Issuer shall use its best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request
          3.1.1. Copies. The Issuer, prior to filing a Registration Statement or prospectus covering any of the Registrable Securities, or any amendment or supplement thereto, shall furnish without charge to the Holder, and to Holder’s legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as the Holder or its legal counsel may request in order to facilitate the disposition of the Registrable Securities owned by the Holder.
          3.1.2. Amendments and Supplements. The Issuer shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to any Registration Statement covering any of the Registrable Securities and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement (which period shall not exceed the sum of one hundred eighty (180) days plus any period during which any such disposition is interfered with by any stop order or injunction of the Commission or any governmental agency or court) or such securities have been withdrawn.
          3.1.3. Notification. After the filing of a Registration Statement covering any of the Registrable Securities, the Issuer shall promptly, and in no event more than two (2) business days after such filing, notify the Holder of such filing, and shall further notify the Holder promptly and confirm such advice in writing in all events within two (2) business days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Issuer shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to the Holder any such supplement or amendment; except that before filing with the Commission a Registration Statement or prospectus covering any of the Registrable Securities or any amendment or supplement thereto, including documents incorporated by reference, the Issuer shall furnish to the Holder and to its legal counsel, copies of all such documents proposed to be filed sufficiently in advance of filing to provide the Holder and its legal counsel with a reasonable opportunity to review such documents and comment thereon, and the Issuer shall not file any Registration Statement or prospectus covering any of the Registrable Securities or amendment or supplement thereto, including documents incorporated by reference, to which the Holder or its legal counsel shall object.
          3.1.4. State Securities Laws Compliance. The Issuer shall use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holder (in light of its intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other Governmental Authorities as may be necessary by virtue of the business and operations of the Issuer and do any and all other acts and things that may be necessary or advisable to enable the Holder to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Issuer shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or subject itself to taxation in any such jurisdiction.
          3.1.5. Agreements for Disposition. The Issuer shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of the Issuer in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the Holder. The Holder shall not be required to make any representations or warranties in the underwriting agreement except, if applicable, with respect to its organization, good standing, authority, title to Registrable Securities, lack of conflict of such sale with its material agreements and organizational documents, and with respect to written information relating to itself that the Holder has furnished in writing expressly for inclusion in such Registration Statement.
          3.1.6. Cooperation. The principal executive officer of the Issuer, the principal financial officer of the Issuer, the principal accounting officer of the Issuer and all other officers and members of the management of the Issuer shall cooperate fully in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential Holder.
          3.1.7. Records. The Issuer shall make available for inspection to the Holder, any Underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other professional retained by the Holder or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Issuer, as shall be necessary to enable them to exercise their due diligence responsibility n connection with a Registration Statement covering any of the Registrable Securities, and cause the Issuer’s officers, directors and employees to supply all information requested by any of them in connection with a Registration Statement covering any of the Registrable Securities.
          3.1.8. Opinions and Comfort Letters. The Issuer shall furnish to the Holder a signed counterpart, addressed to the Holder, of (i) any opinion of counsel to the Issuer delivered to any Underwriter in connection with any Registration Statement or prospectus covering any of the Registrable Securities and (ii) any comfort letter from the Issuer’s independent public accountants delivered to any Underwriter in connection with any Registration Statement or prospectus covering any of the Registrable Securities. In the event no legal opinion is delivered to any Underwriter, the Issuer shall furnish to the

Holder, at any time that the Holder elects to use a prospectus covering any of the Registrable Securities, an opinion of counsel to the Issuer to the effect that the Registration Statement containing such prospectus has been declared effective and that no stop order is in effect.
          3.1.9. Earnings Statement. The Issuer shall comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its stockholders, as soon as practicable, an earnings statement covering a period of twelve (12) months, beginning within three (3) months after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.
          3.1.10. Listing. The Issuer shall use its best efforts to cause all Registrable Securities included in any registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Issuer are then listed or designated or, if no such similar securities are then listed or designated, in a manner satisfactory to the Holder.
     3.2 Obligation to Suspend Distribution. Upon receipt of any notice from the Issuer of the happening of any event of the kind described in Section 3.1.3(iv), upon any suspension by the Issuer, pursuant to a written insider trading compliance program adopted by the Issuer’s Board of Directors, of the ability of all “insiders” covered by such program to transact in the Issuer’s securities because of the existence of material non-public information, the Holder shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until the Holder receives the supplemented or amended prospectus contemplated by Section 3.1.3(iv) or the restriction on the ability of “insiders” to transact in the Issuer’s securities is removed, as applicable, and, if so directed by the Issuer, the Holder will deliver to the Issuer all copies, other than permanent file copies then in such its possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.
     3.3 Registration Expenses. The Issuer shall bear all costs and expenses incurred in connection with any Piggy-Back Registration pursuant to Section 2.1, and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including, without limitation: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) the Issuer’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.11; (vi) Financial Industry Regulatory Authority, Inc. fees; (vii) fees and disbursements of counsel for the Issuer, fees and expenses of any underwriter in an underwritten offering (where such underwritten offering is not pursuant to the exercise of “demand” registration rights) and fees and expenses for independent certified public accountants retained by the Issuer (including the expenses or costs associated with the delivery of any opinions or comfort letters requested pursuant to Section 3.1.9); (viii) the fees and expenses of any special experts retained by the Issuer in connection with such registration and (ix) the fees and expenses of one legal counsel selected by the holders of a majority-in-interest of the Registrable Securities included in such registration. The Issuer shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the Holder, which underwriting discounts or selling commissions shall be borne by the Holder. Additionally, in an underwritten offering that is pursuant to this exercise of “demand” registration rights, all selling stockholders and the Issuer shall bear the expenses of the Underwriter pro rata in proportion to the respective amount of shares each is selling in such offering.
     3.4 Information. The Holder shall provide such information as may reasonably be requested by the Issuer, or the managing Underwriter, if any, in connection with the preparation of any Registration

Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Section 2 and in connection with the Issuer’s obligation to comply with federal and applicable state securities laws and applicable rules and regulations of governing agencies.
     4. INDEMNIFICATION AND CONTRIBUTION.
     4.1 Indemnification by the Issuer. The Issuer agrees to indemnify and hold harmless the Holder, and each of its respective officers, employees, affiliates, directors, partners, members, shareholders, attorneys and agents, and each person, if any, who controls the Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an “Holder Indemnified Party”), from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Issuer of the Securities Act or any rule or regulation promulgated thereunder or any state securities or “blue sky” laws, in each case, applicable to the Issuer in connection with any such registration; and the Issuer shall promptly reimburse the Holder Indemnified Party for any legal and any other expenses reasonably incurred by such Holder Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action; provided, however, that the Issuer will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Issuer, in writing, by the Holder expressly for use therein. The Issuer also shall indemnify any Underwriter of the Registrable Securities, their officers, affiliates, directors, partners, members, shareholders and agents and each person who controls such Underwriter on substantially the same basis as that of the indemnification provided above in this Section 4.1.
     4.2 Indemnification by Holder. The Holder will, in the event that any registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by it, indemnify and hold harmless the Issuer, each of its directors and officers and each Underwriter (if any), and each other person, if any, who controls the Underwriter within the meaning of the Securities Act, against any expenses, losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such expenses, losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Issuer by the Holder expressly for use therein, and shall reimburse the Issuer, its directors and officers, or controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such expense, loss, claim, damage, liability or action. The Holder’s indemnification obligations shall be limited to the amount of any net proceeds actually received by it.

     4.3 Conduct of Indemnification Proceedings. Promptly after receipt by any person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement (i) includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding; (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party; and (iii) does not commit the Indemnified Party to take, or to forbear to take, any action.
     4.4 Contribution.
          4.4.1. If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
          4.4.2. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section.

          4.4.3. The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, the Holder shall not be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by it from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.
     5. COMPLIANCE WITH RULE 144. The Issuer shall use its best efforts to file with the Commission such information as is required under the Exchange Act for so long as there are Holders of Registrable Securities; and in such event, the Issuer shall use its best efforts to take all action as may be required as a condition to the availability of Rule 144 under the Securities Act (or any comparable successor rules). The Issuer shall furnish to any holder of Registrable Securities upon request a written statement executed by the Issuer as to the steps it has taken to comply with the current public information requirement of Rule 144 (or such comparable successor rules). The Issuer shall use its best efforts to facilitate and expedite transfers of Registrable Securities pursuant to Rule 144 under the Securities Act, which efforts shall include timely notice to its transfer agent to expedite such transfers of Registrable Securities.
     6. MISCELLANEOUS.
     6.1 Assignment; Third Party Beneficiaries. This Agreement and the rights, duties and obligations of the Issuer hereunder may not be assigned or delegated by the Issuer in whole or in part.  This Agreement and the rights, duties and obligations of the Holder hereunder may be freely assigned or delegated by the Holder in conjunction with and to the extent of any transfer of Registrable Securities by it in accordance with applicable law.  This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and their respective successors and the permitted assigns of the Holder.  This Agreement is not intended to confer any rights or benefits on any persons that are not a party hereto other than as expressly set forth in Article 4 and this Section.
     6.2 Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telex or facsimile; provided, that if such service or transmission is not on a business day or is after normal business hours, then such notice shall be deemed given on the next business day. Notice otherwise sent as provided herein shall be deemed given on the next business day following timely delivery of such notice to a reputable air courier service with an order for next-day delivery.
To the Issuer:
The Princeton Review, Inc.
111 Speen Street, Suite 550
Framingham, MA 01701
Attn: General Counsel
Facsimile No.: (508) 663-5115

with a copy to:
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
Attn: Richard R. Kelly, Esq.
Facsimile No.: (617) 542-2241
To the Holder, to:
Alta Colleges, Inc.
2000 S. Colorado Blvd.
Suite 2-800
Denver, CO 80222
Attn: Bill Ojile
Facsimile No.: (303) 691-5702
with a copy to:
Goodwin Procter LLP
559 Lexington Avenue
New York, NY 10022
Attention: Richard E. Floor, Esq.
Facsimile No.: (212) 355-3333
     6.3 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.
     6.4 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.
     6.5 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.
     6.6 Modifications and Amendments. No amendment, modification or termination of this Agreement shall be binding upon any party unless executed in writing by such party. Notwithstanding the foregoing, any and all parties must obtain the written consent of the Issuer to amend or modify this Agreement.
     6.7 Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.
     6.8 Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.
     6.9 Remedies Cumulative. In the event that the Issuer fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Holder may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.
     6.10 Governing Law. This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed within the State of New York, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction.
     6.11 Waiver of Trial by Jury. Each party hereby irrevocably and unconditionally waives the right to a trial by jury in any action, suit, counterclaim or other proceeding (whether based on contract, tort or otherwise) arising out of, connected with or relating to this Agreement, the transactions contemplated hereby, or the actions of the Holder in the negotiation, administration, performance or enforcement hereof.
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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

ISSUER: THE PRINCETON REVIEW, INC.
/s/ Stephen C. Richards
Name:	Stephen C. Richards
Title:	Chief Operating Officer and Chief Financial Officer

HOLDER: ALTA COLLEGES, INC.
/s/ William C. Ojile, Jr.
Name:	William C. Ojile, Jr.
Title:	Secretary

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